Exhibit 10.1

Separation and Consulting Agreement

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”), dated as of November 17, 2015, is entered into by and between National Bank Holdings Corporation, a Delaware corporation (the “Company”), and Thomas M. Metzger (the “Consultant”).

WHEREAS, the Consultant currently serves as Chief of Enterprise Technology and Integration of the Company and will continue to do so through December 18, 2015 (the “Resignation Date”);

WHEREAS, the Company and the Consultant are parties to that certain Employment Agreement, dated as of October 15, 2011 (the “Employment Agreement”);

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of the Company;

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, the Consultant following the Resignation Date; and

WHEREAS, the Company and the Consultant now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Consultant’s separation from service with the Company on the Resignation Date, and service to the Company as an independent contractor following the Resignation Date, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.Separation from Service.

(a)Resignation.  The Consultant and the Company hereby acknowledge and agree that the Consultant’s employment with the Company shall terminate as a result of the Consultant’s resignation on the Resignation Date (the “Resignation”).  The Resignation Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of the Employment Agreement and any applicable plans or programs.  The Consultant further acknowledges that, effective on the Resignation Date and by virtue of executing this Agreement, and without any further action by the Consultant, the Consultant hereby resigns the Consultant’s position as Chief of Enterprise Technology and Integration of the Company and as a member of the board of directors of, or as a director, manager, officer, or any other position with, the Company or any of its affiliates.

(b)Acknowledgments.  The Consultant and the Company acknowledge and agree that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which the Consultant participated or to which the Consultant was a party (including, without limitation, the Employment Agreement), the Resignation shall be treated as a termination without cause.  Further, from and after the date hereof, the Consultant waives any right to resign from the Company and its affiliates for “good reason” or a similar term of like meaning for purposes of any plan, agreement, policy, or arrangement of the Company and its affiliates (including, without limitation, the Employment Agreement).

(c)Indemnification.  The Company and the Consultant acknowledge and agree that the Indemnification Agreement, dated as of August 29, 2012, by and between the Company and the Consultant shall remain in full force and effect during the Consulting Period and thereafter in accordance with its terms.

2.Separation Payments and Benefits.

(a)Accrued Obligations.  As soon as practicable after the Resignation Date, the Consultant shall receive a payment equal to the Consultant’s accrued but unpaid salary and accrued but unused paid time off through the Resignation Date.  Following the Resignation Date, the Consultant shall also be entitled to any vested amount arising from the Consultant’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements and applicable law, and any Other Benefits (as defined in Section 6(a)(ii) of the Employment Agreement).

(b)Separation Pay and Benefits.  Subject to the Consultant’s execution and delivery of a release of claims in favor of the Company, in the form attached hereto as Exhibit A, within 21 days following the Resignation Date and non-revocation within the time period set forth therein, the Company shall provide the Consultant with an amount equal to $883,000, payable in a lump sum on the 30th day following the Resignation Date.  Notwithstanding the foregoing, if, prior to September 30, 2017, the Consultant becomes eligible for health insurance coverage under another employer’s group health plan or through self-employment, then the Consultant shall promptly repay to the Company an amount equal to the product of $35,000 multiplied by a fraction, the numerator of which is the number of full calendar months between the date on which the Consultant becomes eligible for such coverage and September 30, 2017, and the denominator of which is 21.

(c)Forfeiture of Outstanding Equity Awards.  All outstanding and unvested equity awards held by the Consultant shall be forfeited without consideration as of the Resignation Date.

3.Restrictive Covenants; Clawback and Recoupment.  The Consultant and the Company acknowledge and agree that the restrictive covenants set forth in Section 10 of the Employment Agreement and the clawback and recoupment provisions set forth in Sections 8(b) and 8(c) of the Employment Agreement shall remain in full force and effect following the Resignation Date in accordance with their respective terms; provided,  however, that, for purposes of Section 10 of the Employment Agreement, (a) the “Restricted Period” shall be deemed to end on the first anniversary of the date on which the Consultant ceases to provide the Services (as defined below) hereunder (the date on which the Consultant ceases to provide the Services, the “Termination Date”), and (b) the Consultant shall be deemed to be engaging in “Competition” only if the Consultant, directly or indirectly, in any geographic market in which, as of the Termination Date, the Company has a physical presence material to its business operations (or where the Company is engaged in substantial activities to become a material physical presence), including, without limitation, the State of Colorado, the Kansas City (Missouri and Kansas) metropolitan area, the Dallas, Texas metropolitan area, and the Austin, Texas metropolitan area (a “Geographic Market”), (i) owns, manages, operates, controls, or participates in the ownership, management, operation, or control of, (ii) is connected as an officer, employee, partner, director, consultant, or otherwise with, or (iii) has any financial interest in, any business (whether operated through a corporation or other entity) that is engaged in the commercial banking business or in any other financial services business that is competitive with any portion of the business conducted as of the Termination Date by the Company or any of the Affiliated Entities (as defined in the Employment Agreement), in each case, if and only to the extent such business is conducted by the Company or any of the Affiliated Entities within any Geographic Market.

4.Consulting Period.  The Consultant shall render the Services for the period beginning on the Resignation Date and ending on December 31, 2016, unless earlier terminated in accordance with Section 9 (the “Consulting Period”).

5.Services.  During the Consulting Period, the Consultant shall serve as the Emeritus Vice Chairman of Bank Midwest and provide consulting services as reasonably directed by the Chief Executive Officer of the Company (the “Services”).  The Services shall generally be performed at such locations as are mutually agreed by the Company and the Consultant.  During the Consulting Period, the Company shall provide the Consultant with the use of an office and related services on the Company’s premises as may be necessary to perform the Services.

6.Fees and Expenses.

(a)Consulting Fee.  In consideration for agreeing to provide the Services, the Consultant shall be paid a monthly consulting fee of $5,000, payable in arrears during the Consulting Period, subject to the Consultant continuing to provide the Services and to the termination provisions set forth in Section 9 (the “Consulting Fees”).

(b)Expenses.  The Company shall reimburse the Consultant pursuant to the Company’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by the Consultant in connection with the performance of the Services consistent with the treatment accorded and policies applicable to senior executives of the Company from time to time.

7.Sole Consideration.  Except as specifically provided in this Agreement, the Consultant shall be entitled to no compensation or benefits from the Company or its affiliates with respect to the Services and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company or any of its affiliates.

8.Status as a Non-Employee.  The Company and the Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company or any of its affiliates.  The Consultant acknowledges that the Consultant is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder in respect of the Services and shall not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company or any of its affiliates.

9.Termination of the Consulting Period.

(a)Termination.  Either the Company or the Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination, except in the case of a termination of the Consulting Period by the Company for Cause, which shall be effective immediately.  For purposes of this Agreement, “Cause” shall mean personal dishonesty, willful misconduct, or a material breach of this Agreement by the Consultant.

(b)Payments upon Termination.  Upon termination of the Consulting Period for any reason, the Company shall pay to the Consultant any earned but unpaid Consulting Fees for Services rendered prior to such termination and shall reimburse the Consultant for any business expenses incurred prior to such termination and for which the Consultant would be entitled to reimbursement pursuant to Section 6(b).  Any amounts payable upon termination shall be paid within ten business days of the date of termination.   Upon any termination of the Consulting Period, the Company and the Bank shall have no further obligation to the Consultant, except as provided in the immediately preceding two sentences.

10.Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception shall be paid under such exception.  For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts.  In no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement.  Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

11.Miscellaneous.

(a)Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees.  This Agreement is personal in nature, and the Consultant shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b)Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)Amendment; Entire Agreement.  No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and the Consultant.  From and after the Resignation Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement (except as explicitly provided in Section 3 with respect to Sections 8(b), 8(c), and 10 of the Employment Agreement).

(d)Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Consultant:

At the address most recently on the books and records of the Company.

if to the Company:

National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
Attention:Legal Department

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)Headings.  The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NATIONAL BANK HOLDINGS CORPORATION

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó
Title: Chief Administrative Officer, General
Counsel and Secretary

/s/ Thomas K. Metzger
Thomas M. Metzger

[Signature Page to Metzger Separation and Consulting Agreement]

Release Agreement

This Release Agreement (this “Agreement”) is made and entered into by and among National Bank Holdings Corporation, a Delaware corporation (the “Company”), and its subsidiary bank, NBH Bank, N.A., a national bank organized under the laws of the United States of America, and all other divisions, and related, successor, and sister entities (together with the Company, “NBH”) and Thomas M. Metzger (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Separation and Consulting Agreement, dated as of November 17, 2015 (the “Separation Agreement”);

WHEREAS, the Executive’s employment shall end effective December 18, 2015;

WHEREAS, NBH and the Executive wish to resolve any and all disputes that exist between them or could exist between them; and

WHEREAS, the parties acknowledge that this Agreement is the result of good faith negotiations and compromise and nothing in this Agreement is intended to or will constitute an admission by NBH or any of its agents or employees of any fault, liability, or wrongdoing or an admission by the Executive as to any fault, liability, or wrongdoing.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 2 of the Separation Agreement to the Executive and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, NBH and the Executive hereby agree as follows:

1.Full and General Release of Liability.  The Executive hereby forever WAIVES, RELEASES, AND DISCHARGES National Bank Holdings Corporation, NBH Bank, N.A., all of their respective subsidiaries and divisions, including Bank Midwest, Bank of Choice, Community Banks of Colorado, and any related, and affiliated entities, and all of their current and past employees, directors, officers, fiduciaries, owners, agents, successors, assigns, insurers, attorneys, and contractors, without limitation, exception, or reservation (the “Affiliates”), from any and all liability, actions, claims, demands, or lawsuits that the Executive may have had, presently has, or in the future may have, in connection with or arising out of the Executive’s employment with, or separation from, NBH.  This release applies to any and all claims against NBH and/or the Affiliates, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have been asserted including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Age Discrimination in Employment Act (as amended) (“ADEA”), the Family Medical Leave Act (as amended), the Genetic Information Non-Discrimination Act, the Employment Retirement Income Security Act (as amended), the Consolidated Omnibus Budget Reconciliation Act, the Kansas Acts Against Discrimination, the Kansas Age Discrimination in Employment Act, the Missouri Human Rights Act, the Colorado Anti-Discrimination Act, the Kansas Wage Payment Act, the Missouri wage payment statutes, the Colorado Wage Payment and Collection Act, and any other state statute or any state common law, including, but not limited to, any cause of action for wrongful termination, breach of contract, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception.  It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to the Executive that may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to the Executive’s employment, or separation from employment with NBH, or to any professional relationship between the Executive and/or the employees, agents, representatives, and affiliates of NBH during the Executive’s employment with NBH, as well as those alleged losses, wrongs, injuries, debts, claims, or damages now known or disclosed that have arisen, or may arise as a result of any act or omission.  Notwithstanding anything to the contrary, the released claims do not include, and this Agreement does not release any:  (a) rights under the Separation Agreement, including, but not limited to, rights to compensation and benefits provided under Section 2 of the Separation Agreement, or rights under any other benefit plan, agreement, arrangement, or policy of NBH that is applicable to the Executive that, in each case, by its terms, contains obligations that are to be performed after the date hereof by NBH; (b) rights to indemnification the Executive may have under applicable law, the bylaws or certificate of incorporation of the Company, or any other agreement or any rights with respect to coverage under any director and officer liability policy, as a result of having served as an officer or director of NBH or any Affiliates; (c) claims that the Executive may not by law release through a settlement agreement such as this; (d) claims the Executive may have as the holder or beneficial owner of securities (or other rights relating to securities) of the Company; and (e) claims under ADEA that arise after the Resignation Date.

2.Executive Acknowledgements.  The Executive acknowledges that as of the date the Executive executed this Agreement, the Executive (a) has not suffered a work-related injury that has not properly been disclosed to NBH; and (b) has disclosed to NBH any action/inaction the Executive took/failed to take during the Executive’s employment with NBH that to his knowledge would give rise to a claim against NBH or the Affiliates, and/or any other third party.

3.Non-Interference.  Nothing in this Agreement shall interfere with the Executive’s right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal or state regulatory or law enforcement agency.  The consideration provided to the Executive pursuant to Section 2 of the Employment Agreement, however, shall be the sole relief provided to the Executive for the claims that are released by the Executive pursuant to this Agreement and the Executive shall not be entitled to recover and agrees to waive any monetary benefits or recovery against NBH in connection with any such claim, charge, or proceeding, without regard to who has brought such charge or complaint.

4.Return of NBH Property.  The Executive shall, within five days after the Executive ceases to be engaged as a consultant under the Separation Agreement, return and surrender to NBH all NBH property and equipment (unless otherwise specified herein) pursuant to and to the extent provided for in Section 10(a) of the Employment Agreement (as defined in the Separation Agreement) but excluding personal diaries, calendars, rolodexes, or personal notes or correspondence.  The Executive acknowledges and agrees that all such materials are, and will always remain, the exclusive property of NBH.

5.Consideration and Revocation Periods; Counsel.  The Executive acknowledges that the Executive has read this Agreement, has been given 21 calendar days to consider this Agreement, although the Executive may return it sooner if desired, and is hereby advised to consult with legal counsel regarding this Agreement.  If the Executive signs this Agreement prior to the expiration of the 21-day period, the Executive hereby states that the Executive has voluntarily and knowingly decided to shorten the time period and that NBH has not induced the Executive to do so.  The Executive further acknowledges that the Executive has seven calendar days to revoke this Agreement after executing the same.  Notice of revocation should be sent, in writing, to the Legal Department, National Bank Holdings Corporation, 7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111.  NBH hereby advises the Executive to consult with an attorney before signing this Agreement.  This Agreement shall become effective on the eighth calendar day after its execution absent any revocation.  The parties also agree that the release provided by the Executive in this Agreement does not include a release for claims under the ADEA arising after the date the Executive signs this Agreement.

6.No Admission.  The execution of this Agreement does not and shall not constitute an admission by NBH of liability to the Executive.  NBH specifically denies that it or its current or past insurers, agents, or employees have violated the Executive’s rights under any federal, state, or local constitution, statute, law, or common law in connection with the Executive’s employment, including the Executive’s separation therefrom.  Likewise, the execution of this Agreement does not and shall not constitute an admission by the Executive of liability to NBH.

7.Entire Agreement.  This Agreement contains the entire agreement between and among the parties and cannot be modified in any respect in the future except in a writing signed by the parties hereto.

8.Severability.  It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reason, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

9.Governing Law.  The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of Delaware, to the extent state law applies, and under federal law, to the extent federal law applies.

10.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

11.Headings.  The headings to this Agreement are for convenience only, and are not to be used in the interpretation of the terms hereof.

12.Voluntary Signing.  The Executive acknowledges that the Executive has read this Agreement and understands it and has signed it voluntarily.

(Signature Page Follows)

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, NBH has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, as of the dates written below.

EXECUTIVE

Thomas M. Metzger

Date

NATIONAL BANK HOLDINGS CORPORATION
and
NBH BANK, N.A.
By:
Name:
Title:

Date

[Signature Page to Metzger Release Agreement]